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                                 UNITED STATES                 OMB APPROVAL
                      SECURITIES AND EXCHANGE COMMISSION   -------------------
                            Washington, D.C. 20549              OMB Number:
                                                                3235-0058
                                  FORM 12b-25                    Expires:
                                                             January 31, 2002
                          NOTIFICATION OF LATE FILING           Estimated
                                                              average burden
(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K      hours per
             [ ] Form 10-Q  [ ] Form N-SAR                    response..2.50
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For Period Ended:        3/31/01                           -------------------
                                                             SEC FILE NUMBER
                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F              2-54020
                [ ] Transition Report on Form 11-K         -------------------
                [ ] Transition Report on Form 10-Q         -------------------
                [ ] Transition Report on Form N-SAR            CUSIP NUMBER
                                                                 292468105



For the Transition Period Ended: ________________________  -------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
                                   Emtec, Inc.
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Full Name of Registrant
                    American Geological Enterprises, Inc.
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Former Name if Applicable
                              817 East Gate Drive
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Address of Principal Executive Office (Street and Number)
                          Mt. Laurel, New Jersey 08054
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[ ] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     On June 28, 2001, Registrant received comments from the Staff of the SEC's Division of Corporation Finance with respect to the Registrant's Registration Statement on Form 10. Registrant is deferring filing its annual report on Form 10-K so as to give effect to the Staff's comments in both the Form 10 Registration Statement and the annual report on Form 10-K and thereby avoid inconsistencies between the two filings.

                         (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

          Helise Harrington              (212)                768-6858
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               (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                     [X] Yes [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                   Emtec, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  June 29, 2001                      By        /s/ John P. Howlett
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                                                      President
INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

 ----------------------------------ATTENTION-----------------------------------
                 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
          CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the

     General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T ((S)232.201 or (S)232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T ((S)232.13(b) of this chapter).


SEC 1344 (2-99)